SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14(a)-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy, Dated April 18, 2003

To our Shareholders:

      You are cordially invited to attend a special meeting of shareholders of Celeritek, Inc. to be held at 10:00 a.m., local time, on Monday, May 19, 2003, at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94086.

      The special meeting has been called by a dissident group of shareholders to consider and vote on a proposal to remove all of the current members of the Board of Directors and to elect five new directors nominated by the dissident group.

      The Board of Directors is soliciting proxies against the dissident group’s proposals. We urge you to join the Board of Directors in opposing the dissident group’s proposals by voting AGAINST the dissident group’s proposal to remove the current members of the Board of Directors and FOR the Board of Directors’ proposal to re-elect the six existing members of the Board of Directors.

      Your vote is important. You may attend the special meeting and vote in person, or you may vote by returning a proxy for the special meeting. Whether or not you plan to attend the special meeting, however, we request that you sign, date and return the enclosed GREEN proxy promptly in the enclosed pre-addressed envelope. No postage is necessary if you mail your proxy in the United States.

      If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting. You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting. If you have previously returned a white proxy sent to you by the dissident group, we urge you to sign, date and return the enclosed GREEN proxy voting AGAINST the dissident group’s proposal to remove the current members of the Board of Directors and FOR the Board of Directors’ proposal to re-elect the six existing members of the Board of Directors.

Sincerely,

Tamer Husseini

Chairman of the Board, President and
Chief Executive Officer

Santa Clara, California

April      , 2003

      The Board of Directors unanimously opposes the dissident group’s proposals and urges you not to sign or return any white proxy sent to you by the dissident group.

CELERITEK, INC.

3236 Scott Boulevard
Santa Clara, California 95054

SPECIAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

OF

THE BOARD OF DIRECTORS OF CELERITEK, INC.

      These proxy materials are being furnished in connection with the solicitation of proxies by the Board of Directors of Celeritek, Inc., a California company, for the special meeting of shareholders of Celeritek to be held on May 19, 2003 at 10:00 a.m., local time, and at any adjournment or postponement of the special meeting. The special meeting will be held at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94086. This proxy statement and the accompanying GREEN proxy are first being sent or given to Celeritek shareholders on or about April      , 2003.

      This proxy statement contains important information to consider when deciding how to vote on the matters set forth in the Notice of Special Meeting of Shareholders previously sent to Celeritek shareholders on April 7, 2003, a copy of which is attached to this proxy statement as Appendix A. Please read it carefully.

BACKGROUND

      A group of dissident shareholders has called a special meeting in order to present proposals to remove all current members of the Board of Directors and to replace them with a slate of individuals nominated by the dissident group. The dissident group would have you believe that this action is in the best interests of Celeritek and its shareholders. The Board unanimously disagrees.

      The Board of Directors — comprised of individuals who have years, and in some instances, decades, of experience in the industry — is, and has always been, committed to building value for Celeritek and its shareholders. The Board has a sound business plan in place, and in addition is exploring all strategic alternatives currently available to Celeritek to enhance shareholder value, including potential business combinations.

      By contrast, according to the dissident group’s own proxy materials for the special meeting, the dissident group offers Celeritek’s shareholders nothing except a promise to implement various changes to the company’s corporate governance practices that it characterizes as management entrenchment devices and a commitment to take a proactive approach to maximizing the value of the company’s shares. Unlike the current Board of Directors, however, the dissident group has:

•	no knowledge of Celeritek or its business because its members and director nominees have never been employed by the company;

•	no business plan for the company that has been provided to the company’s shareholders in its proxy materials for the special meeting; and

•	no concrete strategy to maximize the value of the company’s shares that is readily apparent from its proxy materials for the special meeting.

Celeritek believes that replacing the experienced Board of Directors with a group of individuals who do not appear to have any particular expertise in Celeritek’s business based upon the biographical information presented in the dissident group’s proxy materials for the special meeting and no articulated strategy for maximizing the value of the company’s shares is not in the best interests of the company or its shareholders. To the contrary, Celeritek believes that such action may cause significant disruption to Celeritek’s management, employees and customers, and would be seriously counterproductive to the current Board’s ongoing efforts to build real shareholder value.

      We therefore urge you to join the Board of Directors in opposing the dissident group’s proposals by voting AGAINST the dissident group’s proposal to remove the current members of the Board and FOR the Board’s proposal to re-elect the six existing members of the Board. Please sign, date and return the GREEN proxy card today in the enclosed postage-paid envelope.

The Board of Directors is Managing the Company to Build Shareholder Value

      While a number of the end markets for Celeritek’s products have suffered from serious economic downturns in recent years, the Board believes that Celeritek’s business plan, which is founded on several of the company’s recent innovative technology breakthroughs, will create an opportunity for the company to steadily gain market share in each of its target end markets.

      Celeritek supplies power amplifier components and subsystems to leading defense industry players, and it expects this segment of its business to be an important part of Celeritek’s growth going forward. In fact, over the past five years, defense-related subsystems revenue has been a material component of the company’s overall revenue. During that period, sales of these defense-related amplifier products generated an average of approximately $18 million in revenue for the company per year, representing between 16% and 50% of the company’s overall revenue for each of those years. Department of Defense budget plans indicate that spending on national security — both here and abroad — has begun a long run of sustainable growth. Much of this increased spending is being focused on military technology that enables advanced surveillance and positioning capabilities. Celeritek’s amplifier products, which are components in products such as satellites, electronic warfare and radar systems, address the heart of this market demand. The company has been increasing its engineering resources to support additional programs and expects a year-over-year revenue increase for this business beginning in fiscal 2004.

      In the GaAs-based semiconductor business, Celeritek plans to leverage its recent semiconductor technology breakthroughs in both the wireless and satellite infrastructure and wireless handset end markets. The company expects that new semiconductor products for the infrastructure market will allow it to see significant growth in revenue in that business for fiscal 2004. Celeritek has already achieved a number of customer design wins this year. In the market for handset semiconductors, the company is focusing its sales efforts on customer design wins with leading handset manufacturers in Korea, Japan and China. The company is now sampling with several of these handset manufacturers a highly integrated and low cost power amplifier product, based largely on technology obtained from its acquisition of Tavanza. Celeritek believes that this product is highly differentiated and meets the key requirements of these vendors. Conservatively, the company estimates limited revenue from this segment in fiscal 2004, but, with expected design wins over the next several quarters, it forecasts more significant revenue growth in fiscal 2005.

      The description of the business plan described above contains forward-looking statements. Although the Board of Directors has confidence in this business plan, it is subject to risks and uncertainties that may cause actual results to differ materially from those described above. Please see the section of this proxy statement entitled, “Cautionary Note on Forward-Looking Statements.”

The Board of Directors is Exploring Strategic Alternatives and Remains Committed to Considering Strategic Opportunities to Enhance Shareholder Value

      The Board of Directors is actively exploring strategic alternatives in an effort to build value for the company’s shareholders. On March 26, 2003, the Board engaged Lehman Brothers, an internationally recognized leading financial advisory firm, to assist the Board in exploring the strategic alternatives currently available to Celeritek. The Board, Celeritek’s management team and Lehman Brothers are reviewing

Celeritek’s business plan, as well as potential strategic alliances, acquisitions, divestitures, recapitalizations, sales, mergers and other business combinations involving the company that are being identified by Lehman Brothers as possible strategic alternatives for the company. Lehman Brothers will also assist the Board with its consideration of any strategic opportunities that may be presented to the company, including offers, proposals and other similar indications of interest to acquire or pursue a business combination with the company. While the Board can give no assurances that its efforts will result in a value-enhancing transaction and has made no decision at this time to pursue a sale of the company, the Board is taking every responsible and appropriate step that could reasonably be expected to enhance shareholder value.

      In addition, the Board of Directors has always been and remains open to considering other strategic opportunities that are presented to the company and is not taking, and has never taken, steps to entrench itself at the expense of the company’s shareholders. In fact, Celeritek does not have policies or procedures in place that are commonly employed by many public companies to defend against unsolicited takeover offers or dissident shareholders and which are frequently criticized as means to entrench directors and management. Many public companies employ a combination of classified boards, prohibitions on the removal of directors without cause, prohibitions on cumulative voting, prohibitions on the right of shareholders to call special meetings, advance notice provisions, supermajority voting provisions and shareholder rights plans to effectively prevent third parties or their shareholders from acquiring control of the company. Celeritek prohibits cumulative voting, but the company’s directors do not have staggered terms, holders of 10% or more of Celeritek’s outstanding shares may call special meetings with only 60 days advance notice, and shareholders may remove all of Celeritek’s directors without cause. The Board believes that these governance provisions allow the company’s shareholders to propose to the company or its shareholders strategic alternatives that would create value for the company’s shareholders, and demonstrate that the Board is open and available to processes that may enhance shareholder value. In fact, the dissident group’s very actions illustrate that Celeritek’s shareholders may even take steps to replace Celeritek’s directors without clearing significant legal impediments. This would simply not be the case if the Board were unwilling to consider strategic opportunities that were presented to the company and was intent on entrenching itself.

      Although Celeritek has a shareholder rights plan—like thousands of other public companies—the Board of Directors believes the company’s rights plan does not restrict third parties or the company’s shareholders from proposing strategic opportunities to the company or its other shareholders, even in the face of opposition from the Board. As the dissident group’s own actions demonstrate, third parties or the company’s shareholders remain free to take action to advance their proposals by other means. To further demonstrate the Board’s willingness to remove legal impediments to strategic opportunities that would build real shareholder value, the Board has determined to amend Celeritek’s rights plan to include a “qualified offer” provision that would exempt certain acquisition offers from the applicability of the rights plan so that an acquisition proposal with a full and fair offer price and other qualified terms and conditions would not trigger the distribution of rights under the rights plan. The Board has not yet determined the specific terms of this amendment, but the company expects that it will reflect customary terms and conditions. This action further demonstrates the willingness and commitment of the Board to facilitate strategic opportunities that create real shareholder value for all Celeritek’s shareholders.

The Board of Directors has Always Considered Strategic Opportunities that have been Presented to the Company

      Despite the dissident group’s claims to the contrary, the Board of Directors has always been willing to give serious consideration to strategic opportunities that are presented to the company. Consistent with its fiduciary duty, the Board appropriately and diligently considers any opportunity with a view to enhancing shareholder value.

      Most recently, in March and June of 2002, Celeritek received two letters from Anaren, Inc. (formerly named Anaren Microwave, Inc.) expressing its interest in potentially acquiring Celeritek. The dissident group, however, mischaracterizes the facts regarding these letters. These letters amounted to little more than an indication of possible interest, and included no material terms with regard to price, financing or otherwise. Despite Anaren’s vague overtures, a few days after receipt of Anaren’s second letter, Tamer Husseini,

Celeritek’s Chief Executive Officer, notified Anaren that its letters would be included on the agenda at the next regularly-scheduled meeting of the Board.

      In early July 2002, Anaren took the curious step of accumulating a sufficient number of Celeritek shares to trigger disclosure obligations under the federal securities laws before it even submitted a concrete offer for the company. The Board of Directors engaged financial advisors and, with their assistance, considered Anaren’s proposal at a meeting held on August 2, 2002. To ensure that the Board explored all value-enhancing avenues, the Board authorized Celeritek’s management to speak with representatives of Anaren regarding Anaren’s intentions, and Celeritek’s management did indeed meet with senior management of Anaren that same day. In this meeting, Celeritek suggested that it would be willing to exchange confidential information with Anaren if Anaren made a more concrete offer for the company and signed a customary confidentiality and standstill agreement.

      On August 16, 2002, Celeritek sent Anaren a standard confidentiality and standstill agreement for the express purpose of giving Anaren a further opportunity to meet with Celeritek’s management to discuss and present its views with respect to its interest in Celeritek, and under which Celeritek was prepared to provide Anaren with access to confidential information in exchange for Anaren’s agreement to refrain from making any offers to acquire Celeritek without the approval of Celeritek’s Board for a period of two years. In response, Anaren summarily rejected the proposed agreement, and made no serious effort to negotiate the agreement further.

      Thereafter, Celeritek heard nothing from Anaren for almost a month and a half, but eventually received a letter from Anaren on September 19, 2002. In this letter, Anaren outlined a proposal to purchase all outstanding shares of Celeritek common stock for $8.75 per share in cash, contingent upon its successful completion of due diligence (despite the fact that Anaren had earlier rejected Celeritek’s request to establish customary conditions on such due diligence) and the negotiation and execution of a definitive acquisition agreement. Anaren’s proposal provided that it was merely an indication of interest and not an offer, and that its due diligence review of Celeritek could result in an adjustment in Anaren’s proposed acquisition price. Anaren’s proposal also put minimal value on Celeritek’s business and was little greater than the company’s cash value. In fact, the offer:

•	was only approximately $5 million higher than the value of Celeritek’s then total cash and short-term investments of $103 million, or $8.31 per share;

•	was approximately $13 million less than Celeritek’s then current assets of $121 million, or $9.79 per share;; and

•	was approximately $11 million less than Celeritek’s shareholders’ equity of $120 million, or $9.64 per share;.

      Shortly thereafter, the Board of Directors met to consider Anaren’s proposal. After discussion with its financial advisors, the Board unanimously determined that Anaren’s proposal was not in the best interests of Celeritek’s shareholders because, among other things, it placed little value on Celeritek’s business as a going concern and it was expressly conditioned upon Anaren’s successful completion of an open-ended investigative due diligence review of Celeritek that could, according to Anaren, result in an adjustment to the already low acquisition price it had proposed. Celeritek has not heard from Anaren since that time.

      In November 2002, Celeritek entered into change-in-control agreements with its chief executive officer and chief financial officer. Please see the section of this proxy statement entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

      The Board of Directors unanimously believes that its rejection of Anaren’s conditional proposal was in the best interests of Celeritek’s shareholders, and does not in any way reflect an alleged policy of not being “open to purchase offers.” In fact, the Board met approximately nine times in fiscal 2003 to consider and discuss Anaren’s proposal. Further, the Board unanimously believes that its willingness to review and authorize discussions on customary terms regarding, as well as engage financial advisors to analyze, the Anaren proposal very clearly demonstrates its willingness to give serious consideration to strategic opportunities, including proposals to acquire the company, that are presented to Celeritek.

The Board of Directors is Committed to Sound Corporate Governance with a View to Enhancing Shareholder Value

      Celeritek’s current corporate governance practices and policies are designed to promote shareholder value, and Celeritek remains committed to the highest possible standards of corporate governance. In fact, according to the Institutional Shareholder Services, or ISS, Celeritek outperformed approximately 90% of all companies surveyed in ISS’s “Cgquniverse index” of corporate governance best practices. ISS is the world’s leading provider of proxy voting and corporate governance advisory services and its corporate governance survey of the Cgquniverse index rates approximately 5,000 public companies domiciled in the United States, including all of the companies that make up the Russell 3000 Index, based on their respective comparative governance practices in a variety of governance categories, including board structure and composition, audit issues, charter and bylaw provisions, laws of the state of incorporation, executive and director compensation, qualitative factors, director and officer stock ownership and director education.

      Celeritek’s corporate governance practices also earned ISS’s most favored rating in a broad selection of different categories. The following governance practices (among others) are those in which Celeritek achieved ISS’s most favored corporate governance rating:

•	The Board of Directors includes only one executive officer of the company, and is otherwise comprised of five additional independent directors who have no affiliation with the company;

•	Celeritek directors are elected annually, and we do not have a classified Board with staggered terms;

•	Celeritek has no Compensation Committee interlocks;

•	Celeritek’s CEO, Tamer Husseini, does not serve on any other boards of directors, and is not a party to any “related-party transactions” with the company; and

•	Celeritek does not provide loans to its executive officers to allow them to exercise options.

      The Board of Directors also recently adopted a number of initiatives designed to further strengthen Celeritek’s corporate governance practices. With the adoption of these initiatives, Celeritek believes that it will outperform approximately 98% of all companies surveyed in ISS’s Cgquniverse index. In particular, the Board:

•	established a newly-created position of Lead Independent Director;

•	established a Corporate Governance and Nominating Committee comprised solely of independent directors;

•	adopted or revised its committee charters to ensure that committee roles and responsibilities are clearly defined and that shareholders’ interests are best served by committees with focused agendas;

•	adopted a separate code of ethics for its chief executive officer, chief financial officer, controller and vice president of sales (in addition to the company-wide code of ethics previously adopted); and

•	as described above, determined to amend Celeritek’s shareholder rights plan to include a “qualified offer” provision that would exempt certain acquisition offers from the applicability of the rights plan so that an acquisition proposal with a full and fair offer price and other qualified terms and conditions would not trigger the distribution of rights under the rights plan.

      In addition, Celeritek has entered into change-in-control agreements with its chief executive officer and chief financial officer. Please see the section of this proxy statement entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

      The Board of Directors remains committed to sound corporate governance, and the Board will continue to review additional policies and procedures in an effort to remain on the forefront of developments in best corporate governance practices. The Board believes that its dedication to sound corporate governance establishes a strong foundation upon which to build value for all Celeritek shareholders.

The Dissident Group Has No Experience with Celeritek’s Business and Has Not Articulated a Business Plan for the Company or a Concrete Strategy to Maximize the Value of the Company’s Shares

      The dissident group proposes to replace the Board of Directors with a group of individuals who have no working knowledge of Celeritek or its business, and who have not articulated (in the dissident group’s proxy materials for the special meeting or otherwise) a business plan for the company or a concrete strategy for achieving its stated goal of maximizing the value of the company’s shares. In doing so, the dissident group is asking shareholders to place their investment in the hands of a new group of individuals with no articulated strategy for Celeritek’s future.

      The dissident group suggests in its proxy materials for the special meeting that its nominees will take a proactive approach to maximizing the value of the company’s shares, but it does not provide any details regarding the manner in which it proposes to accomplish this goal. In fact, the dissident group has not articulated a concrete plan to operate the company’s business or explore strategic alternatives. As a result, Celeritek has no reason to believe that the dissident group has any strategy for operating the company’s business, but may be planning to simply sell the company to achieve its goals. Celeritek has not received any firm offers to acquire the company, however, and the dissident group fails to explain what efforts it has undertaken to explore the likelihood of receiving acquisition offers should its nominees take control of the Board of Directors. Instead, the dissident group focuses on Anaren’s conditional proposal in the hope of demonstrating that a legitimate offer to acquire the company would be forthcoming if its nominees controlled the Board. While a sale of the company may be an alternative available to Celeritek — an alternative that Celeritek is already exploring with the assistance of Lehman Brothers — the dissident group has not given shareholders any sound basis for believing that its nominees are in a better position to explore this strategy than the current Board.

      In fact, Celeritek believes that the dissident group’s nominees would likely have less success than the current Board in both operating Celeritek’s business and pursuing other strategic alternatives. The dissident group’s nominees have never been employed by the company and have no working understanding of Celeritek’s operations, products, customers or business challenges. Moreover, based upon the business biographies of the dissident group’s nominees that are included in its proxy materials for the special meeting, it does not appear that they have any relevant experience in the specific industries in which Celeritek operates. The Board firmly believes that the company, and ultimately shareholder value, will suffer if the dissident group’s nominees assume control of the company.

If the Dissident Group is Successful, Celeritek Believes That the Dissident Group’s Actions May Result in Significant Disruption to the Company’s Management, Employees and Customer Relationships

      Whatever the shareholders may believe about the dissident group’s plans for the company, one fact remains true: if elected, the dissident group’s nominees must manage the company’s business. Celeritek believes, however, that if the current Board of Directors (which includes the current chief executive officer) is removed, Celeritek’s management team, as well as many other company employees, may be distracted and may even choose to explore alternative career opportunities at companies in less turmoil. As a result, if these events occur Celeritek will almost certainly experience internal disruption that may adversely affect its business.

      In addition, if the dissident group succeeds, many of Celeritek’s customers may begin to question the company’s reliability due to the turmoil among its Board of Directors, management and employee base as a whole. Moreover, if there is internal disruption in the company’s employee ranks, its customers may not receive the level of service from the company that they demand and have come to expect. Consequently, one or more customers may choose to seek alternative sources of supply and discontinue purchasing products from the company. Ultimately, shareholders will pay the price for any loss of customers that could result from the dissident group’s actions.

The Dissident Group’s Criticism of the Board of Directors’ Corporate Governance Policies is Unfounded and Hypocritical

      The dissident group has accused the Board of Directors of entrenching itself at the expense of shareholders by employing what it has characterizes as management entrenchment devices in its proxy materials for the special meeting. This is simply false. As described above, Celeritek’s corporate governance policies currently rank among the top 10% of companies surveyed in the relevant ISS index, and we believe Celeritek will rank among the top 2% as soon as the company’s new policies are evaluated by ISS. By way of example:

•	Celeritek shareholders may call special meetings;

•	Celeritek’s directors are elected annually; and

•	Celeritek’s directors can be removed without cause.

      These provisions clearly give shareholders a voice in corporate governance. Are these the corporate governance policies of a truly entrenched board? Would this dissident group even be able to call a special meeting to consider its proposals if the Board was solely concerned with entrenching itself to the detriment of shareholders?

      On the other hand, some of the dissident group’s own nominees currently sit on boards that have corporate governance provisions far less favorable to shareholders than Celeritek’s. For example, two of the dissident group’s nominees are board members of public companies that:

•	have a classified board with staggered terms;

•	prevent shareholders from calling special meetings;

•	allow directors to be removed only for cause and by a supermajority vote; and

•	require a supermajority vote to amend certain bylaw and charter provisions.

Moreover, many of the public companies on whose boards the dissident group’s nominees sit have shareholder rights plans — a fact that is not surprising given that thousands of public companies have rights plans. The Board believes that the dissident group is wrapping itself in the corporate governance flag in order to advance its own agenda. In fact, if Celeritek employed even some of these policies, the dissident group would not be able to take the action it is now taking — calling a special meeting to remove all of Celeritek’s directors without cause.

Celeritek Believes the Dissident Group May Be Seeking to Profit at the Expense of the Company’s Other Shareholders

      The dissident group states in its proxy materials for the special meeting that its director nominees will take a proactive approach to maximizing the value of the company’s shares. The dissident group, however, does not articulate a concrete plan to operate the company’s business or explore strategic alternatives. As a result, Celeritek has no reason to believe that the dissident group has any strategy for operating the company’s business, but may be planning to simply sell the company in order to achieve its goals. If the dissident group were to successfully orchestrate a sale of the company above its average cost basis in its Celeritek shares, its members would receive a short-term profit while depriving Celeritek’s other shareholders of the opportunity to realize a greater return on their investment if the company’s current business plan is successful. At the very least, the dissident group appears to be pursuing its own self interested desire for short term profit without regard to the interests of Celeritek’s other shareholders.

      Furthermore, as described in the dissident group’s own proxy materials for the special meeting, it intends to enable each of its director nominees to grant themselves options to acquire 75,000 shares of Celeritek’s common stock at a price that is equal to or greater than the closing price of the company’s common stock on March 4, 2003. This could not only enable them to realize a significant profit as a result of their own announcement (rather than Celeritek’s performance), but it would also cause an approximately 3% dilution to the company’s equity and could force the company to record a compensation charge to reflect the value of the options on the actual date of grant. To put this action in context, Celeritek’s current directors are entitled to receive options to purchase only 6,000 shares of Celeritek’s common stock upon their appointment to the Board. Clearly, the dissident group’s actions are not those of shareholders or director nominees who are solely focused on discharging their fiduciary duties to all of the company’s shareholders, but rather they appear to be the actions of individuals seeking, at least in part, to reap a short-term profit at the expense of Celeritek’s other shareholders.

      We all know these are difficult economic times. The Board of Directors has been managing the company through these difficult times with a combination of financial austerity and vision. We believe that Celeritek has a bright future, and that the current Board is the right board to lead the company and its shareholders into that future. We also believe that, while the dissident group pretends to present a solution to the challenges of these difficult economic times, the dissident group does not present a real solution. The dissident group has no working knowledge of the company. The dissident group has not articulated a business plan for the company. The dissident group has not articulated a strategy to maximize the value of the company’s shares. The Board, on the other hand, has developed a business strategy based on an understanding of the company’s strengths, while remaining committed to exploring other strategic alternatives as well. We ask you to support the Board by voting AGAINST the dissident group’s proposal to remove the existing Board and FOR the Board’s proposal to re-elect the six existing members of the Board. Please sign, date and return the GREEN proxy card today in the enclosed postage-paid envelope.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What business will be conducted at the special meeting?

A:	At the special meeting, Celeritek shareholders will be asked to consider and vote upon a proposal to remove all of the current members of the Board of Directors and, if shareholders adopt the first proposal at the special meeting, a proposal to fill the vacancies on the Board created by the removal of the current directors by electing new directors to serve as members of the Board until the next annual meeting of shareholders.

Q:	How does the Board of Directors Recommend that I vote?

A:	The Board of Directors recommends that shareholders vote AGAINST the proposal to remove the current members of the Board and FOR the re-election of the six existing members of the Board.

Q:	Who can vote at the special meeting?

A:	The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the special meeting. Only shareholders who owned Celeritek common stock on the record date are entitled to notice of, and to vote at, the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of Celeritek’s outstanding shares as of the record date must be present in person or by proxy at the special meeting in order to conduct business at the special meeting. This is called a quorum. Shares represented by proxies that reflect abstentions or “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting.

On April 4, 2003, 12,342,164 shares of our common stock were outstanding. For information regarding security ownership by management and 5% shareholders, see the section of this proxy statement entitled “Share Ownership by Principal Shareholders and Management.”

Q:	What vote is required to approve the proposals?

A:	You may vote FOR, AGAINST or ABSTAIN with respect to the dissident group’s proposal to remove all of the current members of the Board of Directors. Under California law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to adopt the dissident group’s proposal to remove the current members of the Board. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the dissident group’s proposal to remove the current directors.

You may vote either FOR ALL NOMINEES or WITHHOLD AUTHORITY FOR ALL NOMINEES designated by the Board to fill vacancies on the Board of Directors created by the removal of the current directors. You may also withhold authority for any individuals nominated by the Board by following the instructions on the proxy card. Pursuant to Celeritek’s Bylaws and California law, filling vacancies on the Board caused by the removal of directors requires the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum). Abstentions with respect to the Board’s proposal to re-elect Celeritek’s current directors will not be treated as votes cast for or against the proposal, but will be counted for purposes of determining whether the required quorum of shares is present (either in person or by proxy) at the special meeting. Accordingly, abstentions with respect to the Board’s proposal to re-elect Celeritek’s current directors will have the same effect as votes cast against the Board’s proposal. Broker non-votes will not be treated as present (either in person or by proxy) at the special meeting for purposes of determining whether the required quorum is present at the special meeting. Therefore, broker non-votes will have no effect on the outcome of the vote on the Board’s proposal to re-elect Celeritek’s existing directors unless the shares voted for the Board’s director nominees fail to constitute a majority of the required quorum due to the treatment of broker non-votes.

Each shareholder is entitled to one vote for each share of common stock held on all matters on which to be voted. Shareholders do not have the right to cumulate votes.

Q:	Can I vote my shares in person at the special meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to do so, please bring the enclosed GREEN proxy or proof of identification to the special meeting. If you hold your shares in a brokerage account in your broker’s name (this is called “street name”), you must request a legal proxy from your stockbroker in order to vote in person at the special meeting.

Q:	Can I vote my shares without attending the special meeting?

A:	Yes. Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the special meeting. If you are a shareholder of record you may vote without attending the special meeting only by returning a signed proxy. If you hold your shares in street name you may vote by submitting voting instructions to your stockbroker or other nominee.

Shares will be voted in accordance with the specific voting instructions on the GREEN proxy. Any GREEN proxies received by Celeritek which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted AGAINST the proposal to remove all of the current members of the Board of Directors and FOR the proposal to re-elect the six existing members of the Board.

Q:	Can I change my vote after I return my proxy?

A:	You may revoke any proxy and change your vote at any time before the vote at the special meeting. You may do this by:

• delivering a writing to Celeritek prior to the time of voting, c/o Innisfree M&A Incorporated, stating that your proxy is being revoked;

• signing a new proxy and presenting it at the special meeting prior to the time of voting; or

• attending the special meeting and voting in person.

Attending the special meeting will not revoke your proxy unless you specifically request it. The date on your proxy will determine the date of execution of the proxy, regardless of the postmark date on the envelope in which it is mailed.

You may receive a new GREEN proxy by sending a request to Celeritek, Inc., c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free at (888) 750-5834.

INFORMATION ABOUT OUR SOLICITATION OF PROXIES AND RELATED EXPENSES

      Proxies are being solicited by and on behalf of the Board of Directors. Celeritek will bear the entire cost of the Board’s solicitation of proxies in connection with the special meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the GREEN proxy and any additional soliciting material furnished to shareholders. Celeritek will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners.

      Celeritek has retained Innisfree M&A Incorporated to assist in the Board’s solicitation of proxies for a fee estimated to be $150,000, plus out-of-pocket expenses. Innisfree may solicit proxies by mail, advertisement, telephone, via the internet or in person. Innisfree will employ approximately 40 people to solicit Celeritek’s shareholders. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by Celeritek’s directors, nominees, officers and other employees, none of whom will receive additional compensation for such solicitation activities.

      Celeritek’s expenses related to the solicitation of proxies in connection with the special meeting are expected to aggregate at least $290,000, of which approximately $78,000 has been spent to date. Appendix B sets forth certain information relating to Celeritek’s directors, nominees, officers and other employees who will be soliciting proxies in connection with the special meeting.

PARTICIPANTS IN THE SOLICITATION

      Under applicable regulations of the Securities and Exchange Commission, each member of the Board of Directors and certain of Celeritek’s officers may be deemed to be a “participant” in the Board’s solicitation of proxies in connection with the special meeting. For information with respect to each participant in the Board’s solicitation of proxies in connection with the special meeting, please refer to Appendix B, which sets forth certain information about each participant, including participants’ beneficial ownership of Celeritek common stock and any transaction between any of them and Celeritek.

PROPOSAL ONE
REMOVAL OF DIRECTORS

      The dissident group has called the special meeting to present a proposal to remove all of the current members of the Board of Directors. Celeritek shareholders may vote FOR, AGAINST or ABSTAIN on the dissident group’s proposal to remove all of the current members of the Board. Under California law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to adopt this proposal. Accordingly, abstentions and broker non-votes, as well as shares that are not present at the special meeting (either in person or by proxy), will have the same effect as votes cast against the dissident group’s proposal.

      The Board of Directors recommends that shareholders vote AGAINST the dissident group’s proposal to remove all of the current members of the Board of Directors.

PROPOSAL TWO
ELECTION OF DIRECTORS TO FILL VACANCIES

      As noted above, the dissident group has called the special meeting to present a proposal to remove all of the current members of the Board of Directors. If shareholders adopt the dissident group’s proposal to remove all of the current members of the Board at the special meeting, shareholders will also vote on a proposal to fill the vacancies on the Board created by the removal of the current directors by electing new directors to serve on the Board until the next annual meeting of shareholders. As noted above, the Board is opposing the dissident group’s proposal to remove all of the current members of the Board. If shareholders adopt the dissident group’s proposal to remove all of the current directors, however, the Board is also opposing the dissident group’s proposal to elect its five nominees to the Board by proposing that shareholders re-elect the current members of the Board. Celeritek shareholders may vote FOR ALL NOMINEES or WITHHOLD AUTHORITY FOR ALL NOMINEES designated by the Board to fill the vacancies on the Board of Directors created by the removal of the current directors. You may also withhold authority for any individuals nominated by the Board by following the instructions on the proxy card. Under Celeritek’s Bylaws and California law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to re-elect the six existing members of the Board. Abstentions with respect to the Board’s proposal to re-elect Celeritek’s current directors will not be treated as votes cast for or against the proposal, but will be counted for purposes of determining whether the required quorum of shares is present (either in person or by proxy) at the special meeting. Accordingly, abstentions with respect to the Board’s proposal to re-elect Celeritek’s current directors will have the same effect as votes cast against the Board’s proposal. Broker non-votes will not be treated as present (either in person or by proxy) at the special meeting for purposes of determining whether the required quorum is present at the special meeting. Therefore, broker non-votes will have no effect on the outcome of the vote on the Board’s proposal to re-elect Celeritek’s existing directors unless the shares voted for the Board’s director nominees fail to constitute a majority of the required quorum due to the treatment of broker non-votes.

      Each shareholder is entitled to one vote for each share of common stock held on all matters on which to be voted. Shareholders do not have the right to cumulate votes.

      The Board of Directors recommends that shareholders vote FOR the proposal to re-elect the six existing members of the board.

General

      Celeritek currently has six members on its Board of Directors. If shareholders adopt the dissident group’s proposal to remove all of the current members of the Board at the special meeting, then all six of the incumbent directors will be nominees at the special meeting. There are no family relationships among any of our directors or executive officers, including any of the nominees. Unless otherwise instructed, the holders of proxies solicited by the Board will vote the proxies received by them for the six nominees. In the event that any nominee is unable or declines to serve as a director at the time of the special meeting, the proxy holders will vote for a nominee designated by the Board to fill the vacancy. Celeritek is not aware of any reason that any of the Board’s nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of Celeritek shareholders or until his successor has been elected and qualified.

Nominees

      The names of the nominees for the Board of Directors, their ages as of March 31, 2003 and certain information about them, are set forth below.

Name	Age	Principal Occupation

Tamer Husseini	60	Chairman of the Board, President and Chief Executive Officer of Celeritek
Dr. Donald Clyde Cox	65	Harald Trap Friis Professor of Engineering and Professor of Electrical Engineering, Stanford University
Robert J. Gallagher(1)(2)(3)	59	Private investor
Thomas W. Hubbs(1)(2)(3)	58	Chief Financial Officer of Bytemobile, Inc.
William D. Rasdal(1)(2)(3)	69	Management consultant
Charles P. Waite(2)	73	Special Limited Partner of Greylock, a venture capital firm

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

      Tamer Husseini, a founder of the company, has served as Celeritek’s Chairman of the Board, President and Chief Executive Officer since the company was founded in 1984. Prior to founding the company, Mr. Husseini was employed by Granger Associates, a telecommunications company, as Vice President from 1982 until 1984. Before joining Granger Associates, Mr. Husseini was employed by Avantek, Inc., a manufacturer of integrated circuits and components for wireless communications applications and now a division of Hewlett-Packard Company, from 1972 until 1982, most recently as General Manager of the Microwave Transistor Division. Mr. Husseini has a B.S.E.E. from the University of Texas.

      Dr. Donald Clyde Cox has served on the Board of Directors since March 2003. He has been a member of the Stanford University faculty since 1993, and is currently the Harald Trap Friis Professor of Engineering and Professor of Electrical Engineering. Dr. Cox has done research on power amplifiers for wireless systems that has yielded several patents and technical papers. His work over the past 35 years has focused on wireless systems architecture. From 2001 to 2002, Dr. Cox was also the chief scientist at Televersal Systems, Inc., and from 1993 through 2000, the Director of Stanford Center for Telecommunications. From 1984 through 1993, Dr. Cox was the Executive Director and Division Manager of Radio Research at Bellcore. From 1968 through 1983, he was a department head, supervisor, and member of the technical staff at Bell Laboratories. From 1960 through 1963, Dr. Cox served as an R&D officer in the United States Air Force. Dr. Cox has a B.S. and an M.S. from the University of Nebraska and a Ph.D. from Stanford University.

      Robert J. Gallagher was appointed to the Board of Directors in October 1998. From 1983 to December 2000, Mr. Gallagher was employed by Acuson Corporation, a manufacturer of medical ultrasound imaging systems. Mr. Gallagher joined Acuson in January 1983 as Vice President, Finance and Chief Financial Officer, became Executive Vice President in March 1991, was Chief Operating Officer from January 1994 until March 1999, and was President of Acuson from May 1995 until November 1997, when he was appointed Vice Chairman of the Board. He retired as Chief Operating Officer in March 1999, but remained Senior Vice President until February 2000. In February 2000, Mr. Gallagher again served as President and Chief Operating Officer of Acuson until his retirement in January 2001. Mr. Gallagher has a B.S. and a B.A. from Rutgers University and an M.B.A. from Stanford University.

      Thomas W. Hubbs was appointed to the Board of Directors in June 1998. Since October 2001, Mr. Hubbs has been employed by Bytemobile, Inc., a maker of network optimization software for mobile data infrastructure, as its Executive Vice President and Chief Financial Officer. From December 1995 to September 2001 (except for between April and October 1998), Mr. Hubbs was employed by interWAVE Communications International, Ltd., a developer of distributed systems architecture for wireless communications. He served as interWAVE’s Executive Vice President and Chief Financial Officer from July 1999 to September 2001, a consultant from October 1998 to June 1999, and Senior Vice President and Chief Financial Officer from December 1995 to April 1998. From April 1998 to October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of Walker Interactive Systems, Inc., a developer of financial applications software products. From 1987 to 1995, Mr. Hubbs served as Vice President and Chief Financial Officer of VeriFone, Inc. Mr. Hubbs has a B.S. from Lehigh University and an M.B.A. from the University of Santa Clara.

      William D. Rasdal has served on the Board of Directors since the company was founded in 1984. Mr. Rasdal is a management consultant. From 1989 until June 1998, Mr. Rasdal served as Chairman of the Board and Chief Executive Officer of SymmetriCom, Inc., a provider of timing elements and business broadband access devices for wireline and wireless networks. Mr. Rasdal joined SymmetriCom in 1985 as President and Chief Executive Officer. Prior to his employment with SymmetriCom, Mr. Rasdal was employed by Granger Associates as President and Chief Operating Officer. Prior to his employment with Granger Associates, Mr. Rasdal served as Vice President and General Manager of Avantek’s Microwave Integrated Circuit and Semiconductor Operations. Mr. Rasdal also serves on the board of directors of Advanced Fibre Communications, Inc. Mr. Rasdal has a B.S. from the University of Nebraska.

      Charles P. Waite has served on the Board of Directors since the company was founded in 1984. He has been with Greylock, a venture capital firm, since 1966 and is currently a special limited partner there. Mr. Waite also serves on the board of directors of Teltone Corporation. Mr. Waite has a B.S. from the University of Connecticut and an M.B.A. from Harvard University.

Board Meetings and Committees

      During the fiscal year ended March 31, 2003, the Board of Directors held 17 meetings. Approximately nine of these meetings were special meetings called in connection with actions taken by Anaren and the dissident group. In addition, one of these meetings was a meeting of Celeritek’s independent directors only, outside the presence of management. During the five prior fiscal years, the Board held between six and eight meetings each year. Each director is expected to attend each meeting of the Board and those Committees on which he serves. Each incumbent director attended at least 75% of the Board and Committee meetings required to be attended by him in the fiscal year ended March 31, 2003. Certain matters were approved by the Board or a Committee of the Board by unanimous written consent.

      The Board of Directors currently has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Stock Option Committee.

Audit Committee

      The Audit Committee consists of Messrs. Gallagher, Hubbs and Rasdal, each of whom is independent as defined under the rules of the Nasdaq Stock Market. The Audit Committee held eight meetings during fiscal year 2003. The Board recently amended the Audit Committee charter, which was filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K on April 16, 2003.

      The Audit Committee oversees our financial reporting process; reviews the external auditors’ proposed audit scope, compensation, approach and independence; recommends to the Board of Directors the selection of independent auditors; and monitors the adequacy and effectiveness of accounting and financial controls.

Compensation Committee

      The Compensation Committee consists of Messrs. Gallagher, Hubbs, Rasdal and Waite, each of whom is independent as defined under the rules of the Nasdaq Stock Market. The Compensation Committee held two meetings during fiscal year 2003. The Board recently adopted a charter for the Compensation Committee, which was filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K on April 16, 2003.

      The Compensation Committee reviews and approves the executive compensation policies and administers the employee stock option and stock purchase plans.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee consists of Messrs. Gallagher, Hubbs and Rasdal, each of whom is independent as defined under the rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee was formed on March 27, 2003 and did not hold any meetings during fiscal year 2003. The Board recently adopted a charter for the Corporate Governance and Nominating Committee, which was filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K on April 16, 2003.

      The Corporate Governance and Nominating Committee assists the Board of Directors by identifying prospective director nominees and determining the director nominees for the next annual meeting of shareholders; develops and recommends to the Board the governance principles applicable to Celeritek; oversees the evaluation of the Board and management; and recommends to the Board nominees for each committee.

      The Corporate Governance and Nominating Committee will consider nominations for the Board of Directors made by shareholders. If you wish to submit names of prospective nominees for consideration by the Corporate Governance and Nominating Committee, you should do so in writing to our Secretary. Nominating procedures are discussed in greater detail in our bylaws, which will be provided to you upon written request.

Stock Option Committee

      Tamer Husseini and William D. Rasdal are the members of the Stock Option Committee and such committee has the authority to grant stock options under Celeritek’s 1994 Stock Option Plan to non-executive officers and consultants of Celeritek.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2003, except that a Form 3 required to be filed by Bricoleur Capital Management was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Employee

      In February 2001, we loaned Perry A. Denning, our Vice President, Semiconductor Division, a total of $1,090,000 in connection with the purchase by Mr. Denning of a residence in California following his relocation from Arizona. Mr. Denning issued to us four non interest bearing promissory notes, two of which, in the principal amounts of $300,000 and $450,000, respectively, are secured by trust deeds on his primary residence in California; one of which, in the principal amount of $150,000, was secured by a trust deed on his former residence in Arizona; and one of which, in the principal amount of $190,000, is secured by 11,875 shares of our common stock held by Mr. Denning.

      The $300,000 promissory note is due and payable in equal monthly installments of $2,000, with the first installment paid in October 2001. As of February 28, 2003, approximately $267,000 in unpaid principal was outstanding under such promissory note. The $450,000 promissory note was increased to $500,000 in August 2001, and such promissory note is due and payable in equal annual installments of $50,000, with the first installment paid in February 2002. As of February 28, 2003, $400,000 in unpaid principal was outstanding under such promissory note. The $150,000 promissory note was due and payable on the earlier of December 1, 2001 or the date by which Mr. Denning sold his former residence in Arizona. In August 2001, $100,000 of such loan was paid, and the remaining $50,000 was transferred to the $450,000 loan. The $190,000 promissory note is due and payable following the date that Mr. Denning sells the shares securing the note.

Change-in-Control Arrangements

      Please see the section of this proxy statement entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the compensation that Celeritek paid during the last three fiscal years to its Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 2003. All option grants were made under our 1994 Stock Option Plan.

				Long-Term
				Compensation
				Awards
	Annual Compensation
				Securities	All Other
	Fiscal	Salary	Bonus	Underlying	Compensation
Name and Principal Position	Year	($)	($)	Options(#)	($)(2)

Tamer Husseini	2003	319,382	—	—	8,700
Chairman of the Board, President	2002	273,932	—	100,000	10,726
and Chief Executive Officer	2001	313,263	—	125,500	5,373
Perry A. Denning	2003	188,748	77,320	—	12,755
Vice President,	2002	161,575	78,348	35,000	14,622
Semiconductor Division	2001	184,611	76,500	15,500	12,934
Richard G. Finney	2003	222,388	—	—	8,468
Vice President,	2002	183,928	—	55,000	6,748
Subsystems Division	2001	191,726	—	15,500	3,704
Margaret E. Smith	2003	220,657	—	—	9,230
Vice President, Finance and	2002	160,804	—	60,000	6,062
Chief Financial Officer	2001	184,995	—	500	3,964
Thurman Dobbs	2003	162,238	30,000 (1)	60,000	3,093
Vice President, Sales	2002	—	—	—	—
	2001	—	—	—	—

(1)	Represents sales commission.

(2)	Represents 401(k) Plan contributions and premiums paid on supplemental long term disability insurance and medical reimbursement insurance.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to stock options granted to Celeritek’s Chief Executive Officer and Celeritek’s four other most highly compensated executive officers during the fiscal year ended March 31, 2003. Celeritek has never granted any stock appreciation rights. All option grants were made under Celeritek’s 1994 Stock Option Plan.

Individual Grants
Potential Realizable
	Number	% of Total			Value At Assumed
	of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees In	Exercise		Option Term($)(4)
	Options	Fiscal	Price Per	Expiration
Name	Granted(#)	Year(%)(1)	Share($)(2)	Date(3)	5%	10%

Tamer Husseini	—	—	—	—	—	—
Perry A. Denning	—	—	—	—	—	—
Richard G. Finney	—	—	—	—	—	—
Margaret E. Smith	—	—	—	—	—	—
Thurman Dobbs	60,000 (5)	34.3	8.77	05/16/12	330,924	838,627

(1)	Based on a total of 175,000 options granted to all employees in fiscal year 2003. The percentage would decrease to 16.0% if the 200,000 option shares Celeritek assumed in our October 2002 acquisition of Tavanza, Inc. were included in the calculation.

(2)	The exercise price per share is equal to the closing price of Celeritek common stock on the date of grant.

(3)	The option may terminate before its expiration date if the optionee’s status as an employee or consultant is terminated or upon optionee’s death.

(4)	Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent our estimate or projection of the future price of Celeritek common stock. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(5)	One-eighth of the shares vest and are exercisable on November 16, 2002, and one-forty-eighth of the shares vest and are exercisable at the end of each full month thereafter.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to Celeritek’s Chief Executive Officer and its four other most highly compensated executive officers concerning exercisable and unexercisable options held as of

March 31, 2003. All option grants were made under the 1994 Stock Option Plan. None of such officers exercised options in the fiscal year ended March 31, 2003.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	Fiscal Year End(#)		Fiscal Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Tamer Husseini	241,536	111,464	387,025	—
Perry A. Denning	33,729	26,877	29,711	—
Richard G. Finney	78,207	41,877	145,478	—
Margaret E. Smith	61,748	48,752	38,958	7,792
Thurman Dobbs	12,499	47,501	—	—

(1)	Market value of underlying securities is based on the per share closing price of $7.56 of our common stock on March 31, 2003 (the last market trading day in fiscal year 2003), minus the exercise price.

Compensation of Directors

      During the fiscal year ending March 31, 2003, each of Celeritek’s non-employee directors was paid $1,500 for each regular or special Board of Directors meeting attended in person, and $500 for each regular or special Board meeting attended telephonically. In addition, we paid each director $500 for each Board committee meeting attended that occurred on a date different than a meeting of the full Board. In addition, each of our non-employee directors is eligible to participate in the Outside Directors’ Stock Option Plan. Under the terms of the Outside Directors’ Stock Option Plan, each non-employee director automatically receives an option to purchase 6,000 shares of our common stock, on the later of the consummation of our initial public offering or the date on which the optionee first becomes a director of our company. The vesting of such option grant is based on continued service as a director, and the shares underlying each option vest at the rate of 25% per year, so that each option will be fully vested after the director completes four years of continued service. Beginning four years after the initial option grant for each non-employee director, and each year thereafter, such non-employee director shall automatically be granted an option to purchase 1,500 additional shares of common stock based on continued service as a director, and all of the shares underlying that option will vest one year after the date of grant. During the fiscal year ending March 31, 2003, the following directors received options grants at the following exercise prices: Mr. Rasdal and Mr. Waite each received an option grant to purchase 1,500 shares of common stock at a per share exercise price of $6.95; Mr. Gallagher received an option grant to purchase 1,500 shares of common stock at a per share exercise price of $6.90; Mr. Hubbs received an option grant to purchase 1,500 shares of common stock at a per share exercise price of $6.89; and Dr. Cox received an option grant to purchase 6,000 shares of common stock at a per share exercise price of $7.15.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      In November 2002, Celeritek entered into a Change of Control Severance Agreement with Tamer Husseini. Pursuant to this agreement, if Mr. Husseini is terminated as a result of an involuntary termination within 24 months after a change in control or within three months on or before a change in control, then he shall be entitled to the following benefits (provided that he signs and does not revoke a standard release of claims with Celeritek): (i) a lump sum payment of three times his annual base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of three times the average of the two highest annual bonuses paid to Mr. Husseini for the preceding five years, less applicable withholding; (iii) immediate vesting of all unvested and outstanding stock options, and immediate lapse of Celeritek’s repurchase right as to any stock subject to a right of repurchase; (iv) to the extent eligible on the termination date, conversion of coverage under Celeritek’s life insurance plan to an individual policy for six months after the date of termination at no additional after-tax cost than Mr. Husseini would have paid as an employee, or if such coverage cannot be obtained without jeopardizing the tax status of Celeritek’s life insurance plan, then payment to Mr. Husseini of an amount that would enable him to purchase such benefits separately at no greater after-tax cost than he would have had if the benefits were provided to him as an employee; and (v) reimbursement of the group health continuation coverage premiums under COBRA through the lesser of (1) 18 months from the termination date, (2) the date upon which Mr. Husseini and his eligible dependents become covered under similar plans, or (3) the date on which Mr. Husseini no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code, as amended). In addition, if Mr. Husseini voluntarily resigns within 90 days after a change in control, then he shall be entitled to the following benefits (provided that he signs and does not revoke a standard release of claims with Celeritek): (i) a lump sum payment of one time his annual base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of one time the average of the two highest annual bonuses paid to Mr. Husseini for the preceding five years, less applicable withholding; (iii) immediate vesting of 50% of all unvested and outstanding stock options, and immediate lapse of Celeritek’s repurchase right as to 50% of any stock subject to a right of repurchase. Mr. Husseini may not solicit Celeritek’s employees for three years from the termination date, and all severance benefits payable under the agreement shall immediately cease if Mr. Husseini violates this non-solicitation clause.

      In November 2002, Celeritek entered into a Change of Control Severance Agreement with Margaret Smith. Pursuant to this agreement, if Ms. Smith is terminated as a result of an involuntary termination within 24 months after a change in control or within three months on or before a change in control, then she shall be entitled to the following benefits (provided that she signs and does not revoke a standard release of claims with Celeritek): (i) a lump sum payment of twice her annual base salary in effect as of the date of termination, less applicable withholding; (ii) a lump sum payment of twice the average of the two highest annual bonuses paid to Ms. Smith for the preceding five years, less applicable withholding; (iii) immediate vesting of all unvested and outstanding stock options, and immediate lapse of our repurchase right as to any stock subject to a right of repurchase; (iv) to the extent eligible on the termination date, conversion of coverage under Celeritek’s life insurance plan to an individual policy for six months after the date of termination at no additional after-tax cost than Ms. Smith would have paid as an employee, or if such coverage cannot be obtained without jeopardizing the tax status of Celeritek’s life insurance plan, then payment to Ms. Smith of an amount that would enable her to purchase such benefits separately at no greater after-tax cost than she would have had if the benefits were provided to her as an employee; and (v) reimbursement of the group health continuation coverage premiums under COBRA through the lesser of (1) 18 months from the termination date, (2) the date upon which Ms. Smith and her eligible dependents become covered under similar plans, or (3) the date on which Ms. Smith no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code, as amended). Ms. Smith may not solicit Celeritek’s employees for two years from the termination date, and all severance benefits payable under the agreement shall immediately cease if Ms. Smith violates this non-solicitation clause.

      As used in the agreements with Mr. Husseini and Ms. Smith, the following terms have the following meanings:

      An “involuntary termination” means a termination of employment by the employee due to:

•	A significant reduction of title, authority, duties, position or responsibilities relative to the title, authority, duties, position or responsibilities in effect immediately prior to such reduction, or the removal of such title, authority, position, duties and responsibilities, unless the employee is provided with comparable title, authority, duties, position and responsibilities; provided, however, that a reduction in title solely by virtue of our being acquired and made part of a larger entity shall not constitute an involuntary termination,

•	A material reduction, without good business reason, of the facilities and perquisites immediately prior to such reduction,

•	A reduction of base salary or bonus as in effect immediately prior to such reduction,

•	A material reduction in the kind or level of employee benefits to which the employee is entitled immediately prior to such reduction with the result that the employee’s overall benefits package is materially reduced,

•	A relocation of the employee’s principal place of employment by more than 30 miles,

•	Any purported termination of the employee which is not effected for “cause” or for which the grounds relied upon are not valid, or

•	Celeritek’s failure to obtain the assumption of the agreements by any successors.

      Without “cause” means a termination of employment by us other than due to:

•	The employee’s willful, repeated failure to substantially perform his or her duties (except due to physical or mental illness), if the employee fails to cure within 15 days of receipt of written notice of such failure,

•	A willful act by the employee that constitutes gross misconduct and that is injurious to Celeritek,

•	Any act of personal dishonesty by the employee in connection with employee’s responsibilities which is intended to result in substantial personal enrichment of the employee, or

•	The employee’s conviction or plea of guilty or no contest to a felony.

      A “change of control” means:

•	The approval by shareholders of a complete liquidation or the sale or other disposition of all or substantially all of Celeritek’s assets,

•	The approval by shareholders of Celeritek’s merger or consolidation where Celeritek’s pre-merger shareholders do not retain at least 60% of the total voting power following the merger,

•	Any person or group of persons acquiring 40% or more of the total voting power of Celeritek’s stock, or

•	A change in the composition of Celeritek’s board of directors, as a result of which fewer than 66% of the directors are incumbent directors.

      Each of these change of control agreements was filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K on April 16, 2003.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2003, the Compensation Committee was comprised of William D. Rasdal, Robert J. Gallagher, Thomas W. Hubbs and Charles P. Waite, none of whom has ever been employed by Celeritek. No executive officer of Celeritek has served as a director or a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee or as a director of Celeritek.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      To Celeritek’s knowledge, the following table sets forth information with respect to beneficial ownership of the company’s common stock, as of March 14, 2003, for:

•	each shareholder who we know beneficially owns more than 5% of Celeritek’s common stock;

•	each of Celeritek’s directors;

•	each of Celeritek’s named executive officers; and

•	all of Celeritek’s directors and executive officers as a group.

      Unless otherwise indicated, the principal address of each of the shareholders below is c/o Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by such shareholder. The number of shares of common stock outstanding used in calculating the percentage for each listed shareholder includes shares of common stock underlying options held by such shareholder that are exercisable within 60 calendar days of March 14, 2003, but excludes shares of common stock underlying options held by any other shareholder. Percentage of beneficial ownership is based on 12,341,998 shares of common stock outstanding as of March 14, 2003.

	Shares	Percentage
	Beneficially Owned	Beneficially Owned

5% Shareholders:
State of Wisconsin Investment Board(1)	1,796,600	14.6%
Celeritek Shareholder Protective Committee(2)	1,265,675	10.3%
Dimensional Fund Advisors Inc.(3)	789,494	6.4%
Anaren Microwave, Inc.(4)	777,300	6.3%
SACC Partners, LP and related individuals and entities(5)	723,092	5.9%
Directors and Executive Officers:
Tamer Husseini(6,7)	365,107	2.9%
Richard G. Finney(6)	102,289	*
Margaret E. Smith(6)	69,750	*
Perry A. Denning(6)	47,593	*
William D. Rasdal(6,8)	40,072	*
Charles P. Waite(6)	30,773	*
Thomas W. Hubbs(6,9)	9,000	*
Robert J. Gallagher(6)	6,000	*
Thurman Dobbs(6)	13,749	*
Donald C. Cox	-0-	—
All directors and executive officers as a group (12 persons)(6)	851,469	6.6%

*	Less than 1%.

(1)	Principal address is P.O. Box 7842, Madison, WI 53707. The number of shares held is as set forth in a Schedule 13G filed by State of Wisconsin Investment Board on February 11, 2003.

(2)	Principal address is c/o B. Riley and Co. Inc., 11150 Santa Monica Boulevard, Suite 750 Los Angeles, CA 90024. The number of shares held is as set forth in a Schedule 13D filed by SACC Partners, LP; Riley Investment Management LLC; B. Riley and Co. Inc.; B. Riley and Co. Holdings, LLC; and Bryant R. Riley with the SEC on March 5, 2003.

(3)	Principal address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The number of shares held is as set forth in a Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 11, 2003. Dimensional serves as an investment advisor or manager to various investment companies, trusts and accounts and disclaims beneficial ownership of the 789,484 shares over which it has sole investment and dispositive power.

(4)	Principal address is 6635 Kirkville Road, Syracuse, NY 13057. The number of shares held is as set forth in a Schedule 13D filed by Anaren Microwave, Inc. with the SEC on September 20, 2002.

(5)	Principal address is 11150 Santa Monica Boulevard, Suite 750 Los Angeles, CA 90025. The number of shares held is as set forth in a Schedule 13D filed by SACC Partners, LP; Riley Investment Management LLC; B. Riley and Co. Inc.; B. Riley and Co. Holdings, LLC; and Bryant R. Riley with the SEC on March 5, 2003.

(6)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of March 14, 2003 upon the exercise of stock options:

•	Tamer Husseini — 249,349 shares

•	Richard G. Finney — 80,289 shares

•	Margaret E. Smith — 65,498 shares

•	Perry A. Denning — 35,394 shares

•	William D. Rasdal — 10,500 shares

•	Charles P. Waite — 10,500 shares

•	Thomas W. Hubbs — 6,000 shares

•	Robert J. Gallagher — 6,000 shares

•	Thurman Dobbs — 13,749 shares

•	All directors and executive officers as a group — 587,990 shares, including 500 shares held by the spouse of one of our executive officers

(7)	Includes a total of 1,276 shares held by Mr. Husseini’s son and daughters and as to which Mr. Husseini disclaims beneficial ownership.

(8)	Includes 29,572 shares held by The Rasdal Family Trust, as to which Mr. Rasdal shares voting and dispositive power.

(9)	Includes 3,000 shares held by The Hubbs Family Trust, of which Mr. Hubbs and his spouse serve as trustees.

      There are no material pending legal proceedings to which Celeritek or any of its subsidiaries is a party or of which any of their property is subject and with respect to which any director, officer or affiliate of Celeritek, any owner of record or beneficially of more than five percent of Celeritek’s common stock, or any associate of any such director, officer, affiliate or security holder, is a party adverse to Celeritek or any of its subsidiaries or has a material interest adverse to Celeritek or any of its subsidiaries.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Celeritek’s shareholders may submit proposals that they believe should be voted upon at the company’s 2003 annual meeting or nominate persons for election to the Board of Directors.

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may have been eligible for inclusion in Celeritek’s proxy statement for its 2003 annual meeting of shareholders. Any such shareholder proposals or nominations must have been submitted in writing to the attention of the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, no later than February 21, 2003, which was 120 calendar days prior to the one-year anniversary of the mailing date of Celeritek’s proxy statement for its 2002 annual meeting of shareholders, which was held on August 2, 2002. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal does not guarantee that it will be included in Celeritek’s proxy statement for its 2003 annual meeting of shareholders.

      Alternatively, under Celeritek’s Bylaws, the company’s shareholders may submit proposals or nominations that they believe should be voted upon at the company’s 2003 annual meeting of shareholders, but do not seek to include in the company’s proxy statement for its 2003 annual meeting of shareholders pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be submitted in writing to the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, for the company’s 2003 annual meeting of shareholders not less than 60 days nor more than 90 days prior to the one-year anniversary of the mailing date of the company’s proxy statement for its 2002 annual meeting of shareholders. For the company’s 2003 annual meeting of shareholders, this means that any such proposal or nomination will be considered untimely if submitted to the company earlier than March 23, 2003 or later than April 22, 2003. Note, however, that in the event the company provides less than 65 days notice or prior public disclosure to shareholders of the date of the 2003 annual meeting, any shareholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to the company not later than the close of business on the seventh day following the day on which notice of the date of the 2003 annual meeting was mailed or public disclosure was made. For example, if the company provides notice of its 2003 annual meeting on June 21, 2003, for a 2003 annual meeting on August 2, 2003, any such proposal or nomination will be considered untimely if submitted to the company after June 28, 2003. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by the company with the Securities and Exchange Commission. As described in Celeritek’s Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of the company’s common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2003 annual meeting.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements, including statements made under the caption “Background” regarding Celeritek’s potential for future revenue growth. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate” and similar expressions (or the negative of such expressions). These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties, including the risks described in Celeritek’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. These forward-looking statements are made as of the date of this proxy statement. Celeritek undertakes no duty to update these forward-looking statements.

OTHER MATTERS

      No business may be transacted at the special meeting, other than the matters described in the Notice of Special Meeting of Shareholders previously sent to Celeritek shareholders on April 7, 2003, a copy of which is attached to this proxy statement as Appendix A.

      It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying GREEN proxy in the envelope that has been enclosed.

THE BOARD OF DIRECTORS

April      , 2003

APPENDIX A

CELERITEK, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held on May 19, 2003

       Notice is hereby given that a special meeting of shareholders of Celeritek, Inc. will be held on Monday, May 19, 2003, at 10:00 a.m. local time, at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94086, to consider and vote on the following:

1. A proposal by a dissident group of Celeritek shareholders to remove all of the current members of the Board of Directors; and

2. If proposal 1 above is adopted by shareholders at the special meeting, a proposal to fill the vacancies on the Board of Directors created by the removal of the current directors by electing new directors to serve as members of the Board of Directors until the next annual meeting of shareholders. The Board of Directors has nominated the following six individuals for re-election as members of the Board of Directors to fill the vacancies created by any removal of the current directors: Tamer Husseini, Donald Clyde Cox, Robert J. Gallagher, Thomas W. Hubbs, William D. Rasdal and Charles P. Waite.

      No other business may be transacted at the special meeting.

      The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the special meeting. Only shareholders of record on the record date are entitled to receive notice of, and to vote at, the special meeting.

      The Board of Directors is opposing the dissident group’s proposal to remove the current members of the Board of Directors. Shareholders may receive a white proxy card from the dissident group in connection with the special meeting. The Board of Directors strongly urges shareholders not to return the dissident group’s white proxy card. The Board of Directors will be sending shareholders a GREEN proxy card in connection with the special meeting, together with a proxy statement relating to the special meeting. The Board of Directors urges shareholders to join the Board in opposing the dissident group by returning the GREEN proxy card and voting AGAINST the dissident group’s proposal to remove the current members of the Board of Directors and FOR the Board’s proposal to re-elect the six existing members of the Board of Directors.

Sincerely,

Tamer Husseini Chairman of the Board, President and
Chief Executive Officer

Santa Clara, California

April 7, 2003

      The Board of Directors intends to solicit proxies against the dissident group’s proposals and file a proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the proxy statement, when it becomes available, because it will contain important information. Celeritek shareholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commissions’s web site located at www.sec.gov. Celeritek shareholders also will be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the Board’s solicitation of proxies in connection with the special meeting and certain of the executive officers of Celeritek may be deemed to be participants in the Board’s solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in the Board’s solicitation of proxies will be set forth in the proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.

A-1

APPENDIX B

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS
OF CELERITEK WHO MAY ALSO SOLICIT PROXIES

Name and Present Office or other Principal Occupation or Employment of Participants

      The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of directors, certain executive officers and other employees of Celeritek (“Participants”) who may assist in soliciting proxies from stockholders of Celeritek. Unless otherwise indicated, the principal business address of each such person is c/o Celeritek, Inc. 3236 Scott Boulevard, Santa Clara, California 95054. Ages shown are as of March 31, 2003.

Present Office or Other Principal Occupation
Name	or Employment

Tamer Husseini (60)	Chairman of the Board, President and Chief Executive Officer of Celeritek
Dr. Donald Clyde Cox (65)	Harald Trap Friis Professor of Engineering and Professor of Electrical Engineering, Stanford University, and director of Celeritek
Robert J. Gallagher (59)	Private investor, and director of Celeritek
Thomas W. Hubbs (58)	Chief Financial Officer of Bytemobile, Inc., and director of Celeritek
William D. Rasdal (69)	Management consultant, and director of Celeritek
Charles P. Waite (73)	Special Limited Partner of Greylock, a venture capital firm, and director of Celeritek
Perry A. Denning (56)	Vice President, Semiconductor Division
Richard G. Finney (53)	Vice President, Subsystems Division
Margaret E. Smith (55)	Vice President, Finance and Chief Financial Officer
Gary J. Policky (61)	Vice President, Engineering and Chief Technical Officer
Damian McCann (41)	Vice President, Advanced Marketing and Technology
Thurman Dobbs (59)	Vice President, Sales

Information Regarding Ownership of Celeritek’s Securities by Participants

      The number of shares of Celeritek common stock held by directors and the named executive officers is set forth in the proxy statement under the caption, “Share Ownership by Principal Shareholders and Management.” The number of shares of Celeritek common stock beneficially held by the other Participants as of March 14, 2003 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of March 14, 2003.

Name	Share Ownership

Damian McCann	86,516
Gary J. Policky	80,620

Information Regarding Transactions in Celeritek’s Securities by Participants

      The following table sets forth information concerning all purchases and sales of securities of Celeritek by the Participants listed below during the past two years.

		Number of Shares of
		Common Stock
		Purchased (“P”) or Sold
Name	Date	(“S”)	Footnote

Tamer Husseini	07/31/01	571 P	(1)
	01/31/02	830 P	(1)
	07/31/02	1,162 P	(1)
	01/31/03	1,524 P	(1)
Dr. Donald Clyde Cox		-0-
Robert J. Gallagher		-0-
Thomas W. Hubbs		-0-
William D. Rasdal		-0-
Charles P. Waite		-0-
Perry A. Denning	05/14/01	8,229 S	(2)
	05/14/01	21,000 S	(3)
	06/04/01	8,089 P	(4)
	08/30/01	11,529 S	(2)
	08/30/01	1 S	(3)
Richard G. Finney		-0-
Gary J. Policky		-0-
Margaret E. Smith		-0-
Thurman Dobbs		-0-
Damian McCann	07/30/01	535 P	(1)
	01/31/02	532 P	(1)
	07/31/02	1,145 P	(1)
	01/31/03	1,390 P	(1)

(1)	Transaction effected pursuant to an Employee Stock Purchase Plan purchase.

(2)	Transaction effected through a same day option exercise and sale.

(3)	Transaction effected through an open market sale.

(4)	Transaction effected through an option exercise and hold.

Miscellaneous Information Regarding Participants

      Except as described in this Appendix B or in the proxy statement, none of Celeritek or any of the Participants (i) owns any securities of Celeritek or any subsidiary of Celeritek, beneficially or of record, (ii) has purchased or sold any of such securities within the past two years or (iii) is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix B or in the proxy statement, to the best knowledge of Celeritek and the Participants, none of their associates beneficially owns, directly or indirectly, any securities of Celeritek.

      Other than as disclosed in this Appendix B or in the proxy statement, to the knowledge of Celeritek, none of Celeritek or any of the Participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

      Other than as disclosed in this Appendix B or in the proxy statement, to the knowledge of Celeritek, none of Celeritek or any of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Celeritek, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

      Other than as set forth in this Appendix B or in the proxy statement, to the knowledge of Celeritek, none of Celeritek or any of the Participants, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Celeritek’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which Celeritek or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

      Other than as set forth in this Appendix B or in the proxy statement, to the knowledge of Celeritek, none of Celeritek or any of the Participants, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by Celeritek or its affiliates or with respect to any future transactions to which Celeritek or any of its affiliates will or may be a party.

Preliminary Copy, Dated April 18, 2003

CELERITEK, INC.

3236 Scott Boulevard
Santa Clara, California 95054

SPECIAL MEETING OF SHAREHOLDERS

PROXY SOLICITED ON
BEHALF OF
THE BOARD OF DIRECTORS OF CELERITEK, INC.

     The undersigned shareholder of Celeritek, Inc., a California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated April 7, 2003, and Proxy Statement, dated April      , 2003, each mailed by Celeritek, Inc. to its shareholders in connection with the Special Meeting of Shareholders of Celeritek, Inc. to be held on May 19, 2003 at 10:00 a.m. local time, at the Four Points Sheraton, 1250 Lakeside Drive, Sunnyvale, California 94086, (the “Special Meeting”), and hereby appoints Tamer Husseini and Margaret E. Smith, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     This proxy will be voted as directed, or, if no direction is given, this proxy will be voted “AGAINST” the proposal to remove all of the current members of the Celeritek Board of Directors and “FOR” the proposal to fill the vacancies on the Celeritek Board of Directors created by the removal of the current directors by re-electing the six existing members of the board of directors. Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors unanimously recommends that shareholders vote AGAINST PROPOSAL ONE and FOR PROPOSAL TWO.

1.     PROPOSAL TO REMOVE ALL OF THE CURRENT MEMBERS OF THE CELERITEK BOARD OF DIRECTORS.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.     PROPOSAL TO FILL THE VACANCIES ON THE CELERITEK BOARD OF DIRECTORS CREATED BY THE REMOVAL OF THE CURRENT DIRECTORS BY RE-ELECTING THE SIX EXISTING MEMBERS OF THE BOARD OF DIRECTORS.

Nominees:	(01) Tamer Husseini, (02) Robert J. Gallagher,
(03) Thomas W. Hubbs, (04) William D. Rasdal,
(05) Charles P. Waite, (06) Donald Clyde Cox

FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	☐ If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above.

Date:

Signature:

Signature:

Title:

This Proxy should be signed and dated by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.